Exhibit 10.6

Bank of Montreal

55 Bloor Street West, 18th Floor

Toronto, Ontario M4W 1A5

To:	Winnebago Industries, Inc. 13200 Pioneer Trail Eden Prairie, Minnesota 55347
From:	Bank of Montreal
Re:	Additional Convertible Bond Hedge Transaction
Date:	January 19, 2024

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of Montreal (“Dealer”) and Winnebago Industries, Inc. (“Counterparty”). Dealer is acting as principal in this Transaction and BMO Capital Markets Corp. (“Agent”), its affiliate, is acting as agent for this Transaction solely in connection with Rule 15a-6 of the Exchange Act (as defined herein), as amended. This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.            This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of January 23, 2024 between Counterparty and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”), relating to the USD 300,000,000 principal amount of 3.25% Convertible Senior Notes due 2030 (the “Base Convertible Securities”) and the additional USD 50,000,000 principal amount of 3.25% Convertible Senior Notes due 2030 issued pursuant to the option to purchase additional convertible securities exercised on the date hereof (the “Optional Convertible Securities” and, together with the Base Convertible Securities, the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of, or definitions set forth in, the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of, or definitions set forth in, the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture. Subject to the foregoing, the parties acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is, or the Convertible Securities are, amended, modified or supplemented following the date of their execution, any such amendment, modification or supplement (other than any amendment, modification or supplement pursuant to a Merger Supplemental Indenture (as defined below)) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Counterparty is hereby advised, and Counterparty acknowledges, that Dealer has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”, and (iii) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold Amount” of USD35.0 million) (b)  the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi), and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.            The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	January 19, 2024
Effective Date:	The closing date of the issuance of the Convertible Securities issued pursuant to the option to purchase additional Convertible Securities exercised on the date hereof.
Option Style:	Modified American, as described under “Procedures for Exercise” below.
Option Type:	Call
Seller:	Dealer
Buyer:	Counterparty
Shares:	The Common Stock of Counterparty, par value USD0.50 (Ticker Symbol: “WGO”).
Applicable Percentage:	33 1/3%
Number of Options:	The number of Optional Convertible Securities in

denominations of USD1,000 principal amount purchased by the Initial Purchasers (as defined in the Purchase Agreement), at their option pursuant to Section 2 of the Purchase Agreement (as defined below). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.
Option Entitlement:	11.3724
Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 5.07 of the Indenture.
Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 5.06 of the Indenture.
Strike Price:	USD87.9322
Rounding of Strike Price/Option Entitlement:	In connection with any adjustment to the Option Entitlement or Strike Price, the Option Entitlement or the Strike Price, as the case may be, shall be rounded by the Calculation Agent in accordance with the provisions of the Indenture relating to rounding of the “Conversion Price” or the “Conversion Rate” as applicable (each as defined in the Indenture).
Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Applicable Percentage, (ii) the Number of Options and (iii) the Option Entitlement.
Premium:	USD3,270,000
Premium Payment Date:	The Effective Date
Exchange:	The New York Stock Exchange
Related Exchange:	All Exchanges
Procedures for Exercise:
Exercise Dates:	Each Conversion Date.
Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Securities each in denominations of USD1,000 principal amount that are not “Relevant Convertible Securities” under (and as defined in) the confirmation between the parties hereto regarding the Base Convertible Bond Hedge Transaction dated January 18, 2024 (the “Base Convertible Bond Hedge Transaction Confirmation”) (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date). For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or “Relevant Convertible Securities” under the Base Convertible Bond Hedge Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Convertible Bond Hedge Transaction Confirmation until all Options thereunder are exercised or terminated.
Exercise Period:	The period from and excluding the Effective Date to, and including, the Expiration Date.
Expiration Date:	The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).
Automatic Exercise on Conversion Dates:	Applicable; and means that on each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.
Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, 5:00 P.M., New York City time, on (i) in the case the applicable Relevant Convertible Securities will be settled by Counterparty by delivery of Shares only (together with cash in lieu of any fractional Share), the “Trading Day” (as defined in the Indenture) immediately following the relevant Conversion Date, or (ii) otherwise, the Scheduled Trading Day immediately preceding the first day of the relevant Cash Settlement Averaging Period; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the period from and including the 85th “Scheduled Trading Day” (as defined in the Indenture) prior to the Maturity Date, to and including the Expiration Date (such period, the “Final Conversion Period”), the Notice Deadline shall be 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).
Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder and such obligation in respect of such exercise shall be permanently extinguished unless Counterparty notifies Dealer in writing prior to the Notice Deadline in respect of such exercise, of (i) the number of Relevant Convertible Securities being converted on the related Conversion Date (specifying, if applicable, whether all or any portion of such Convertible Securities are Convertible Securities as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 5.07 of the Indenture), (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities for such Conversion Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first day of the relevant “Observation Period” (as defined in the Indenture), if any; provided that in the case of any exercise of Options in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clauses (i) and (ii) above; provided, further, that any “Notice of Exercise” delivered to Dealer pursuant to the Base Convertible Bond Hedge Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure. If applicable, the Notice of Exercise shall also contain the Settlement Method Election Provisions.
Notice of Final Convertible Security Settlement Method:	Counterparty shall notify Dealer in writing before 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the 85th “Scheduled Trading Day” (as defined in the Indenture) prior to the Maturity Date of the settlement method (and, if applicable, the Specified Dollar Amount) elected (or deemed to be elected) with respect to Relevant Convertible Securities with a Conversion Date occurring during the Final Conversion Period (any such notice, a “Notice of Final Convertible Security Settlement Method”). If applicable, the Notice of Final Convertible Security Settlement Method shall also contain the Settlement Method Election Provisions.
Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:
Settlement Date:	For any Exercise Date, the date one Settlement Cycle following the final day of the relevant Cash Settlement Averaging Period; provided that the Settlement Date shall not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.
Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and “Discretionary Adjustments” , “Dividends” and “Consequences of Merger Events” below, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”), amounts equal to the product of the Applicable Percentage and
(i) (I) a number of Shares equal to the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 5.03 of the Indenture (except that such number of Shares shall be determined without taking into consideration any rounding pursuant to Section 5.03(B)(ii) of the Indenture and shall be rounded down to the nearest whole number) and (II) cash in lieu of any fractional Share resulting from such rounding; and/or
(ii) the aggregate amount of cash, if any, in excess of the principal amount of the Relevant Convertible Securities that Counterparty would be obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 5.03 of the Indenture, determined, for each of clauses (i) and (ii), by the Calculation Agent (by reference to such Sections of the Indenture)

as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Applicable Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities; provided that the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.

Notwithstanding the foregoing, if, in respect of any Exercise Date, (x)(I) the number of Shares included in the Delivery Obligation multiplied by the Share Obligation Value Price plus (II) the amount of cash included in the Delivery Obligation, would otherwise exceed (y) the relevant Net Convertible Share Obligation Value, such number of Shares and such amount of cash shall be proportionately reduced to the extent necessary to eliminate such excess.
Make-Whole Adjustment:	Notwithstanding anything to the contrary herein, in respect of any exercise of Options relating to a conversion of Relevant Convertible Securities in connection with which holders of the Relevant Convertible Securities would be entitled to receive additional Shares and/or cash as a result of adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment, the Delivery Obligation shall include such additional Shares and/or cash; provided that if the sum of (i) the product of (a) the number of Shares (if any) included in the Delivery Obligation per exercised Option and (b) the Share Obligation Value Price and (ii) the amount of cash (if any) included in the Delivery Obligation per exercised Option would otherwise exceed the amount per Option, as determined by the Calculation Agent, that would be payable by Dealer under Section 6 of the Agreement if (x) the relevant Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party and (y) the provisions of the Indenture relating to the Fundamental Change Adjustment were deleted, then such number of Shares and such amount of cash shall be proportionately reduced to the extent necessary to eliminate such excess.
Applicable Settlement Method:	For any Relevant Convertible Securities, if such Notice of Exercise (or such Notice of Final Convertible Security Settlement Method, as the case may be) contains all of the Settlement Method Election Provisions, the Applicable Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities (the “Convertible Securities Settlement Method”); otherwise, the Applicable Settlement Method shall assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities (a “Deemed Cash Election”) with a Specified Dollar Amount of USD1,000 per Relevant Convertible Security and the Delivery Obligation shall be determined by the Calculation Agent as if the relevant “Observation Period” pursuant to Section 5.03(B)(i) of the Indenture were the Cash Settlement Averaging Period.

Cash Settlement Averaging Period:	The 40 “Trading Days” (as defined in the Indenture) commencing on (I) the third “Trading Day” (as defined in the Indenture) after the Conversion Date for conversions with a related Conversion Date occurring prior to the Final Conversion Period or (II) the 41st “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture) for conversions with a related Conversion Date occurring during the Final Conversion Period.
Settlement Method Election Provisions:	In order for the Applicable Settlement Method to be the Convertible Securities Settlement Method in accordance with “Applicable Settlement Method” above, the related Notice of Exercise (or Notice of Final Convertible Security Settlement Method, as the case may be) must contain in writing the following representations and warranties from Counterparty to Dealer as of such notice delivery date:
(i) none of Counterparty and its officers or directors, or any person that controls, potentially controls, or otherwise exercises influence over, Counterparty’s decision to elect the Convertible Security Settlement Method is aware of any material nonpublic information regarding Counterparty or the Shares;
(ii) Counterparty is electing the Convertible Security Settlement Method in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; Counterparty is not electing the Convertible Security Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act; and Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;
(iii) Counterparty has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;
(iv) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents,

any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and
(v) any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Counterparty delivers such notice and ending at the close of business on the final day of the Cash Settlement Averaging Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.
Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant Cash Settlement Averaging Period, Counterparty shall give Dealer notice of the final number of Shares and/or amount of cash included in the Total Convertible Share Obligation Value (as defined below); provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or amount of cash included in the Total Convertible Share Obligation Value for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to a Notice of Exercise or Notice of Final Convertible Security Settlement Method, as the case may be, as set forth above, in any way).
Net Convertible Share Obligation Value:	With respect to Relevant Convertible Securities as to a Conversion Date, the product of (i) the Applicable Percentage and (ii)(A) the Total Convertible Share Obligation Value of such Relevant Convertible Securities for such Conversion Date minus (B) the aggregate principal amount of such Relevant Convertible Securities for such Conversion Date.
Total Convertible Share Obligation Value:	With respect to Relevant Convertible Securities with respect to a Conversion Date, (i) (A) the number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture (it being understood that such number of Shares shall be determined taking into consideration any rounding pursuant to Section 5.03(B)(ii) of the Indenture) multiplied by (B) the Share Obligation Value Price plus (ii) an amount of cash equal to the aggregate amount of cash that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture (including, for the avoidance of doubt, any cash payable by Counterparty in lieu of fractional Shares); provided that the Total Convertible Share Obligation Value shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.
Share Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page “WGO.N <Equity>” (or any successor thereto) on the applicable Settlement Date or other date of delivery.
Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.
Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.
Adjustments:
Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 5.05(A)(i), (ii), (iii), (iv) and (v) and Section 5.05(H) of the Indenture (a “Potential Adjustment Event”) that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the

Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” below. Promptly upon the occurrence of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Potential Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.
Notwithstanding anything to the contrary herein or in the Equity Definitions:
(i) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii) of the Indenture or Section 5.05(A)(iii)(1) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii)(1) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment of the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and
(ii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the Conversion Rate is otherwise not adjusted at the time or in the manner contemplated by the Indenture based on such declaration or (c) the Conversion Rate is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”), then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment of the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities as a result of such Potential Adjustment Event Change.
Upon the occurrence of any Potential Adjustment Event Change, Counterparty shall immediately notify the Calculation Agent in writing of the details of such Potential Adjustment Event Change.
For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of a Potential Adjustment Event (including, without limitation, under the proviso to the first sentence of Section 5.05(A)(iii)(1) of the Indenture or the proviso to the first sentence of Section 5.05(A)(iv) of the Indenture)[1].
Discretionary Adjustments:	Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 5.05(H) of the Indenture or pursuant to Section 5.08(A) of the Indenture or any supplemental indenture entered into thereunder (a “Merger Supplemental Indenture”) or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in a commercially reasonable manner and, for the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent; provided that, notwithstanding the foregoing, in any Potential Adjustment Event occurs during the Cash Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record holder of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms

1 Include references to provisions of Indenture providing for pass-through of cash or Distributed Property in lieu of Conversion Rate adjustments.

hereof in order to account for such Potential Adjustment Event.
Dividends:	If (i) at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”) and that dividend is less than the Regular Dividend on a per Share basis or (ii) no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction to account for the economic effect on the Transaction of such dividend or lack thereof, and, for the avoidance of doubt, any such adjustments shall be taken into account in calculating the Delivery Obligation. “Regular Dividend” shall mean USD 0.31 per Share.
Notice of Certain Other Events:	Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Securities in connection with any Potential Adjustment Event, Merger Event or Tender Offer.
Extraordinary Events:
Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall mean the occurrence of any event or condition set forth in the definition of “Common Stock Change Event” set forth in Section 5.08(A) of the Indenture.
Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction corresponding to the adjustment required under Section 5.08 of the Indenture in respect of such Merger Event, as determined by the Calculation Agent (by reference to such Section), subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that the Calculation Agent may make such further adjustments to the terms of the Transaction as may be necessary to ensure that the fair value of the Transaction to Dealer is not adversely affected as a result of any adjustment referenced in this paragraph and, for the avoidance of doubt, any such further adjustments shall be taken into account in calculating the Delivery Obligation; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any state thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event, will not be a corporation organized under the laws of the United States, any state thereof or the District of Columbia and/or will not be the Issuer, Dealer may elect in its sole discretion that Cancellation and Payment (Calculation Agent Determination) shall apply.
Notice of Merger Consideration and Consequences:	Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the types and amount of consideration actually received by such holders, and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.
Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.
Additional Disruption Events:

(a)	Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.
(b)	Failure to Deliver:	Applicable
(c)	Insolvency Filing:	Applicable
(d)	Hedging Disruption:	Applicable; provided that:

(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by:
	(a)	inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and
	(b)	inserting the following paragraphs at the end of such Section:
“Such inability described in clauses (A) or (B) above shall not constitute a “Hedging Disruption” if such inability results from Hedging Party’s creditworthiness.
For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e)	Increased Cost of Hedging:	Applicable; provided that such increased cost described in Section 12.9(vi) of the Equity Definitions shall not constitute an “Increased Cost of Hedging” if such increased cost results from Hedging Party’s creditworthiness.

Hedging Party:	Dealer
Determining Party:	Dealer. All calculations and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Determining Party hereunder, upon written request by Counterparty, the Determining Party will, within five Exchange Business Days immediately following such request, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; provided, however, that in no event will the Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

3. Calculation Agent:
Dealer; provided that following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligations of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as Calculation Agent.
Following any calculation by the Calculation Agent hereunder, upon written request by Counterparty, the

Calculation Agent will, within five Exchange Business Days immediately following such request, provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; provided that in no event will Dealer be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it or any information that is subject to an obligation not to disclose such information.

4.          Account Details:

Dealer Payment Instructions:

Bank: Bank of New York

ABA#: 021000018

A/C#: 8661062712

Acct Name – BMO Nesbitt Burns

Counterparty Payment Instructions:

To be provided by Counterparty.

5.          Offices:

Dealer is a Multibranch Party and for purposes of this Confirmation and each Transaction, may act through its London and Toronto Offices.

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

6.          Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Winnebago Industries, Inc.
13200 Pioneer Trail
Eden Prairie, MN 55347
Attention: Kathy Hiebert, Treasurer

(b)	Address for notices or communications to Dealer:

To:	Bank of Montreal
55 Bloor Street West, 18th Floor
Toronto, Ontario M4W 1A5
Canada
Attn:	Manager, Derivatives Operations
Telephone:	(416) 552-4177
Email: BMOEquityLinked@bmo.com

With a copy to:

To:	Bank of Montreal
100 King Street West, 20th Floor
Toronto, Ontario M5X 1A1
Canada

Attn:	Associate General Counsel & Managing Director, Derivatives Legal Group
Facsimile:	(416) 956-2318

And a copy to:

To:	BMO Capital Markets Corp.
151 West 42nd Street 32nd Floor
New York, New York 10036
Attn:	Brian Riley
Telephone:	(212) 605-1414
Email:	BMOEquityLinked@bmo.com

7.            Representations, Warranties and Agreements:

(a)            In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date and as of the date of any Notice of Share Termination under (and as defined in) Section 8(c) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)            (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii)            Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iv)            Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)            Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request. Based on such resolutions, neither Dealer nor any of its affiliates shall be subject to the restrictions under Section 302A.673 of the Minnesota Business Corporations Act as an “interested shareholder” of Counterparty by virtue of (A) its role as initial purchaser of, or market-maker in, any securities of Counterparty convertible into the Shares, (B) its entry into the Transaction and/or (C) any hedging transactions in Counterparty’s securities in connection with the Transaction.

(vi)            Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii)            Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)            On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix)            The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement, dated as of January 18, 2024, between Goldman Sachs & Co. LLC and BMO Capital Markets Corp. as the Representatives and Counterparty (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x)            No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided however, that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates as a result of it or any such affiliates being financial institutions or broker-dealers .

(xi)            Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including, without limitation, the transaction that is the subject of this confirmation and any transactions related hereto or contemplated hereby; (B) will exercise independent judgment in evaluating the recommendations of Dealer and its affiliates or associated persons with regard to any such securities transactions or strategies unless it has otherwise notified Dealer in writing; and (C) has total assets of at least $50 million. Counterparty will notify Dealer if the immediately preceding statement contained in this Section 7(a)(xi) ceases to be true.

(xii)            Without limiting the generality of Section 3(a) of the Agreement, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the year ended August 26, 2023, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(b)            Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)            Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)            Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)            As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Premium Payment Date, of Counterparty in customary form and (ii) an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement, Sections 7(a)(vii) and 7(a)(xii) hereof and such other matters as Dealer may reasonably request.

(f)            Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g)            Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h)            Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(i)            Counterparty represents and warrants that the assets used in the Transaction (i) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (ii) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(j)            On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(k)            Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System or the U.S. Department of Treasury for the purpose of providing liquidity to the financial system, and may be required to agree to similar restrictions under programs or facilities established in the future. Accordingly, Counterparty represents and warrants that neither it nor any of its subsidiaries has applied for, and throughout the term of the Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty or any of its subsidiaries agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution (collectively, “Restricted Financial Assistance”); provided that Counterparty may apply for Restricted Financial Assistance if Counterparty either (a) determines, based on the advice of outside counsel of national standing, that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence of a waiver or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with attributes of the Transaction in all relevant respects). Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

8. Other Provisions:

(a)            Right to Extend. Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its commercially reasonable discretion, that such extension or addition is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect transactions with respect to Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and in the case of policies or procedures, so long as such policies and procedures are consistently applied to transactions similar to the Transaction).

(b)            Additional Termination Events.

(A)            The occurrence of an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01 of the Indenture that results in the acceleration of the Convertible Notes, or (B) an Amendment Event, in each case, shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Securities in the Offering Memorandum or (y) pursuant to Section 5.08 of the Indenture), in each case, without the consent of Dealer.

(B)            Within 3 Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty shall notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Notes subject to such Repayment Event or the portion of such aggregate principal amount that Counterparty elects to be subject to such Repayment Event) (any such notice, a “Repayment Notice”); provided that any “Convertible Securities Repurchase Notice” delivered to Dealer pursuant to the Base Call Option Transaction Confirmation shall be deemed to be a Convertible Securities Repurchase Notice pursuant to this Confirmation and the terms of such Convertible Securities Repurchase Notice shall apply, mutatis mutandis, to this Confirmation. Any Repayment Notice shall contain a written representation by Counterparty to Dealer that Counterparty is not, on the date of such Repayment Notice, in possession of any material non-public information with respect to Counterparty or the Shares. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 8(b)(B). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) (x) the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, minus (y) the number of Repurchase Options (as defined in the Base Call Option Transaction Confirmation), if any, that relate to such Convertible Securities (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Transaction Confirmation will be among the Repurchase Options hereunder or under, and as defined in, the Base Call Option Transaction Confirmation, the Convertible Securities specified in such Convertible Securities Repurchase Notice shall be allocated first to the Base Call Option Transaction Confirmation until all Options thereunder are exercised or terminated) and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction; provided that, in the event of a Repayment Event pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture, such payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess, if any of (I) the amount paid by Counterparty per Convertible Security pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture, as the case may be, over (II) USD 1,000.” “Repayment Event” means that (i) any Convertible Notes are repurchased or redeemed (whether pursuant to Section 4.02 of the Indenture, Section 4.03 of the Indenture or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes, or (iv) any Convertible Notes are exchanged by or for the benefit of the Holders (as such term is defined in the Indenture) thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(c)            Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day (which written confirmation shall contain the representation and warranty set forth in Section 7(a)(i)), no later than 9:30 A.M., New York City time, on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or such later date or dates as Dealer may commercially reasonably determine (the “Share Termination Payment Date”) taking into account commercially reasonable hedging or hedge unwind activity, in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)            Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction in a commercially reasonable manner cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and best efforts obligations to provide opinions and certificates and such other documentation as is customary for private placements agreements, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the “Daily VWAP” (as defined in the Indenture) on such Exchange Business Days, and in the amounts, commercially reasonably requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e)            Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 13.27% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of shares underlying any other convertible bond hedge transactions or call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable, actual expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty and supported by invoices or other documentation setting forth in reasonable detail such expenses) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. To the extent an Indemnified Party fails to provide notice of any action commenced against it in respect of which indemnity may be sought hereunder within a commercially reasonable period of time that would materially prejudice Counterparty (it being understood that any such notice delivered within 30 calendar days of the commencement of any such action shall be deemed to have been delivered within a commercially reasonable period of time for such purpose). Counterparty shall be relived from liability. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer.

(f)            Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (i) any affiliate of Dealer or (ii) any person, or any person whose obligations hereunder would be guaranteed, pursuant to the terms of a customary guarantee in a form generally used for similar transactions, by a person, in either case, of credit quality at least equivalent to Dealer’s (or its ultimate parent’s). If at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under the Minnesota Business Corporations Act or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations or other designated transactions), or have any other adverse effect on a Dealer Person, under Applicable Restrictions minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position would no longer exist following the resulting partial termination of the Transaction (after taking into account commercially reasonable adjustments to Dealer’s commercially reasonable Hedge Positions from such partial termination). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement or Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)            With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B)            Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”));

(C)            Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested by, and reasonably satisfactory to, Dealer;

(D)            Dealer shall not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)            An Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such transfer and assignment;

(F)            Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)            Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g)            Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(h)            Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)            No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j)            Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k)            Early Unwind. In the event the sale by Counterparty of the Optional Securities not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on January 23, 2024 (or such later date as agreed upon by the parties) (January 23, 2024 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)            Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP” (as defined in the Indenture); (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP” (as defined in the Indenture), each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.

(m)            Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by the WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(n)            Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o)            Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p)            Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q)            Tax Matters.

(i)            Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)            HIRE Act. To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(iii)            Tax documentation. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) upon reasonable request of Dealer and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Dealer shall provide to Counterparty a valid U.S. Internal Revenue Service Form W-8ECI “Certificate of

Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States”, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) upon reasonable request of Counterparty and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.

(iv)            Tax Representations. For the purpose of Section 3(f) of the Agreement, Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Minnesota. Counterparty represents to Dealer that for U.S. federal income tax purposes it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) and an “exempt recipient” (as that term is used in section 1.6049-4(c)(1) of the United States Treasury Regulations). For the purpose of Section 3(f) of the Agreement, Dealer represents to Counterparty that (A) it is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. federal income tax purposes and (B) each payment received or to be received by it under the Agreement will be effectively connected with its conduct of a trade or business in the United States.

(r)            Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transactions pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transactions, and may transfer its rights and obligations with respect to the Transactions, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transactions, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transactions. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transactions contemplated hereunder.

9. Arbitration.

(a)            All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)            Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)            The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)            The arbitrators do not have to explain the reason(s) for their award.

(e)            The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)            The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)            The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h)            Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or the Transaction hereunder, shall be determined by arbitration conducted before FINRA Dispute Resolution (“FINRA-DR”), or, if the FINRA-DR declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i)            No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j)            Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

BMO CAPITAL MARKETS CORP.
as agent for BANK OF MONTREAL

By:	/s/ Eric Benedict
Name:	Eric Benedict
Title:	Co-Head, Global Equity Capital Markets

BANK OF MONTREAL

By:	/s/ Brian Riley
Name:	Brian Riley
Title:	Managing Director, Global Markets

[Signature Page to Additional Bond Hedge Confirmation]

Agreed and Accepted By:

WINNEBAGO industries, INC.

By:	/s/ Bryan L. Hughes
	Name:	Bryan L. Hughes
	Title:	Chief Financial Officer and
Senior Vice President

[Signature Page to BMO Additional Bond Hedge Confirmation]